FORM 8-K

EXHIBIT 99.1

newsrelease

   CTS CORPORATION Elkhart, Indiana 46514 • (574) 293-7511

July 9, 2004

FOR RELEASE:  Immediately

CTS CORPORATION ANNOUNCES BUYBACK OF UP TO ONE MILLION SHARES OF
COMPANY STOCK

Elkhart, IN, July 9, 2004, CTS Corporation (NYSE: CTS) announced today that its Board of Directors authorized the repurchase of up to one million shares of its outstanding shares of common stock, for cash, in the open market on the New York Stock Exchange and in privately negotiated transactions. The one million shares would represent approximately three percent of the Company’s 36 million outstanding shares of common stock.

The purchases will be made from generally available funds of the Company. The amount, timing and price of purchases will depend on market conditions and other factors.

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The foregoing are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, certain assumptions and currently available information. Actual results may differ materially from those reflected in the forward-looking statements due to a variety of geopolitical, economic, health, industry and other factors which could affect the Company’s operating results, liquidity and financial condition. Investors are encouraged to examine the Company’s SEC filings, which more fully describe the risks and uncertainties associated with the Company’s business.

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CTS Corporation is a leading designer and manufacturer of electronic components and sensors, and a provider of EMS products and services for the automotive, computer and communications markets. The Company manufactures products in North America, Europe and Asia. A network of direct sales personnel, independent manufacturers’ representatives and electronic distributors provides worldwide sales coverage. The Company’s stock is traded on the NYSE under the ticker symbol “CTS.” To find out more, visit the CTS Web site at www.ctscorp.com.

Contact:	Vinod M. Khilnani, Sr. Vice President and Chief Financial Officer, or
George T. Newhart, Vice President Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-0251
www.ctscorp.com